UHY LLP
Certified Public Accountants

1185 Avenue of the Americas, 38th Floor
New York, NY 10036
Phone 212-381-4700
Fax 212-381-4811
Web www.uhy-us.com

May 9, 2024

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549-7561

Re: IB Acquisition Corp.
Commission File Number: 001-41988

Commissioners:

We have read the statements made by IB Acquisition Corp. under Form 8-K dated April 26, 2024, in which we were informed of our dismissal on April 22, 2024. We agree with the statements concerning our Firm in such Form 8-K. We are not in a position to agree or disagree with other statements of IB Acquisition Corp. contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s / UHY LLP

UHY LLP